Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

THE CERTIFICATE OF INCORPORATION OF

GRIFFON CORPORATION

GRIFFON CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:               That at a meeting of the Board of Directors of GRIFFON CORPORATION, resolutions were adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the corporation for consideration thereof.

SECOND:          That thereafter, pursuant to resolution of its Board of Directors, the Annual Meeting of Stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the following amendment:

RESOLVED, that the Certificate of Incorporation be amended by changing the Article thereof number “TWELFTH” so that, as amended, said Article shall be and read as follows:

TWELFTH: In the event that it is proposed that the corporation enter into a Business Combination with any Interested Person or any of its Affiliates, such Business Combination shall require for approval both the affirmative vote of a majority of the voting shares of the corporation issued and outstanding, and the affirmative vote of a majority of the voting shares of the corporation issued and outstanding, beneficially owned by shareholders other than the Interested Person and its Affiliates.   The affirmative vote of a majority of the voting shares of the corporation issued and outstanding beneficially owned by shareholders other than the Interested Person and its Affiliates shall not be required if:  (i) such Business Combination was approved by resolutions of the Board of Directors of this corporation prior to the acquisition of the ownership or control of five percent (5%) of the outstanding shares of this corporation by such Interested Person, (ii) such Business Combination is between this corporation and another corporation, fifty percent (50%) or more of the total voting power of which is owned by this corporation or (iii) under the terms of the proposed Business Combination, all shareholders of the corporation other than the Interested Person and its Affiliates are entitled to receive cash consideration in full payment for all of the shares of the corporation which they own.  For purposes of this Article:

(a)                   “Affiliate”  shall be any person (including a corporation, partnership, trust, estate or individual) who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified;

(b)                  “Business Combination”  means (i) any merger or consolidation of this corporation with or into any other corporation; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the property and assets of the corporation; (iii) the adoption of any plan or proposal of liquidation or dissolution of the corporation; or (iv) any reclassification of the corporation’s securities (including any stock split);

(c)                   “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

(d)                  “Interested Person” means any Person that together with its Affiliates owns or controls directly or indirectly five percent (5%) or more of the outstanding voting power of the capital stock of this corporation; and

(e)                   “Person” includes a natural person, corporation, partnership, association, joint stock company, trust, unincorporated association or other entity.

THIRD:                  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, GRIFFON CORPORATION has caused this Certificate of Amendment of the Certificate of Incorporation of GRIFFON CORPORATION to be signed this 6th day of February, 2008.

GRIFFON CORPORATION

By:	/s/ Patrick L. Alesia
Patrick L. Alesia
Vice President, Chief Financial Officer,
Treasurer and Secretary